FOR IMMEDIATE RELEASE

Company Contact: Frank Henigman Chief Financial Officer Rubio's Restaurants, Inc. Tel (760) 929-8226 fhenigman@rubios.com	Investor Relations: Scott Liolios or Cody Slach Liolios Group, Inc. Tel (949) 574-3860 info@liolios.com

Rubio’s Restaurants Reports Second Quarter 2010 Results

CARLSBAD, CA, – August 5, 2010 – Rubio's® Restaurants, Inc. (NASDAQ: RUBO) reported financial results for the second quarter and first half of the fiscal year ended June 27, 2010.

Second Quarter and First Half 2010 Financial Highlights

Revenues in the second quarter of 2010 totaled $48.5 million, a decrease of less than 1% from $48.7 million reported in the same year-ago quarter. Revenue for the first half of 2010 totaled $95.2 million, up just under 1% from $95.0 million in the same year-ago period.

Net loss was $387,000 or $(0.04) per basic and diluted share in the second quarter of 2010 versus net income of $512,000 or $0.05 per basic and diluted share in the same year-ago quarter. The net loss in the second quarter of 2010 included non-recurring expenses associated with the ongoing evaluation of strategic alternatives of $1.1 million or a tax-effected $(0.07) per share. Before these non-recurring expenses, net income in the second quarter of 2010 was $256,000 or $0.03 per basic and diluted share.

For the first half of 2010, net loss was $20,000 or $(0.00) per basic and diluted share, compared to net income of $757,000 or $0.08 per basic and diluted share in the same year-ago period. The first half of 2010 included non-recurring expenses associated with the ongoing evaluation of strategic alternatives of $1.3 million or a tax-effected $(0.07) per share. Before these non-recurring expenses, net income in the first half of 2010 was $741,000 or $0.07 per basic and diluted share.

Adjusted EBITDA (a non-GAAP term) was $2.2 million in the second quarter of 2010, versus $3.9 million in the same year-ago period. Excluding the aforementioned $1.1 million in non-recurring expenses during the second quarter, adjusted EBITDA was $3.3 million (see “About the Presentation of Non-GAAP Financial Information,” below, for an important discussion of this non-GAAP term).

For the first half of 2010, adjusted EBITDA was $5.5 million, versus $7.2 million in the same year-ago period. Excluding the aforementioned $1.3 million in non-recurring expenses during the first half of 2010, adjusted EBITDA was $6.8 million.

Cash and cash equivalents at June 27, 2010 totaled $9.5 million, unchanged from December 27, 2009.

Second Quarter 2010 Operating Highlights

Comparable store sales (stores operating for more than 15 months) decreased 3.3% in the second quarter of 2010 versus a comparable store sales increase of 0.9% in the same quarter last year. In the second quarter of 2010, the impact of decreased transaction volume more than offset an increase in the average check per customer.

Average unit volume was $977,000 as compared to slightly over $1.0 million from the same year-ago quarter.

Restaurant operating margin (a non-GAAP measure as defined below) was 16.0% as compared to 16.8% in the same year-ago quarter.

In the second quarter of 2010, as a percentage of restaurant sales, cost of sales decreased by 100 basis points, restaurant labor cost increased by 20 basis points, and restaurant occupancy and other costs rose by 140 basis points versus the same quarter last year. The decrease in cost of sales was due to lower ingredient costs, as well as tighter food cost management. The increase in restaurant labor was primarily attributable to increased workers’ compensation cost as the company experienced an increase in major claims which made it necessary to increase claim reserves. The increase in restaurant occupancy and other costs was primarily due to higher advertising expenses, credit card fees, rent and common area maintenance charges.

General and administrative expenses for the second quarter of 2010 were $5.6 million, as compared to $4.4 million in the same year-ago quarter. As a percentage of sales, general and administrative expenses increased to 11.6% from 9.1% for the same period last year. The quarter-over-quarter increase was due to legal and professional fees associated with the ongoing evaluation of strategic alternatives. As a percentage of sales, general and administrative expenses before non-recurring expenses mentioned above were 9.3% for the second quarter of 2010.

Rubio’s opened three restaurants in the second quarter of 2010, consistent with three opened in the same period a year-ago. Pre-opening expenses were $177,000 compared to $105,000 in the same quarter last year.

Management Commentary

“The ongoing unemployment and housing challenges in the markets we serve, as well as record cool temperatures in Southern California during the second quarter, continued to put pressure on our top line,” said Dan Pittard, Rubio’s president and CEO. “As the economic and weather conditions continued into the third quarter, we experienced a decrease in comparable store sales of 4.5% through the first five weeks of Q3. While restaurant operating margins declined in the second quarter versus a year ago, the decline was attributable to increased advertising and marketing expenditures. In response to the continued weakness in the economy and with the prospect of a prolonged and sluggish recovery, we increased media spending and made strategic investments in research geared towards understanding the change in consumer preferences caused by the recession. We continue to believe that we have a winning strategy for Fast Casual, which remains the fastest growing segment of the restaurant industry, and that we are well-positioned to take advantage of an improving economy.”

Cash Merger Transaction

As announced on May 10, 2010, Rubio’s entered into a definitive agreement under which Mill Road Capital has agreed to acquire each share of Rubio’s common stock held by the Rubio’s stockholders (other than Mill Road and its affiliates and certain shares held by Ralph Rubio) through a cash merger transaction. Pursuant to the terms of the definitive merger agreement, the outstanding shares of common stock of Rubio's Restaurants will be acquired for $8.70 per share. The aggregate transaction value is approximately $91 million.

After careful consideration, the Special Committee of the Board of Directors of Rubio’s unanimously determined that the merger and the merger agreement are advisable, fair to, and in the best interests of Rubio’s and its unaffiliated stockholders. Based on the Special Committee’s unanimous recommendation, the Board of Directors unanimously determined that the merger and the merger agreement are advisable, fair to, and in the best interests of Rubio’s and its unaffiliated stockholders, and therefore, approved the merger agreement and the transactions contemplated thereby, including the merger.  The merger is subject to customary closing conditions, including the approval of Rubio’s stockholders and regulatory approvals, and is expected to close during the third quarter of 2010.  An annual meeting for consideration of the proposed merger has been scheduled for August 23, 2010.  Ralph Rubio, Dan Pittard and Rosewood Capital, who collectively own approximately 24% of the outstanding shares of Rubio’s, have each entered into voting agreements in which they have committed to vote in favor of the proposed merger transaction. In addition, Mill Road Capital, L.P. currently owns approximately 4.9% of the outstanding shares.

About the Presentation of Non-GAAP Financial Information

Regulation G, “Disclosure of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. The company provides two non-GAAP financial measures, “restaurant operating margins” and “adjusted EBITDA.”

The company uses restaurant operating margins to evaluate the performance of its restaurants. Restaurant operating margin is calculated by dividing (i) restaurant sales less cost of sales, restaurant labor and restaurant occupancy and other by (ii) restaurant sales.

The company also provides adjusted EBITDA, which is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income or a measure of liquidity. The company’s management uses adjusted EBITDA as a measure of operating performance and in their evaluation of funding requirements for future development and other needs. Adjusted EBITDA is calculated as net (loss) income plus (less) income tax expense (benefit), plus interest, net, plus loss on disposal/sale of property, plus asset impairment and store closure expense or less store closure reversal, plus depreciation and amortization, plus share-based compensation expense.

The differences between adjusted EBITDA and GAAP net income for the 13 and 26-week periods of 2009 and 2010 are indicated as follows:

	For the Thirteen Weeks Ended
	Q1 2010	Q2 2010	Q1 2009	Q2 2009
Net income (loss)	367	(387)	245	512
Income tax expense (benefit)	162	(295)	150	214
Interest expense (income) and investment (income), net	30	16	33	38
Loss on disposal/sale of property	108	97	85	99
Asset impairment	-	175	-	359
Depreciation and amortization	2,416	2,375	2,496	2,449
Share-based compensation	210	215	226	247

ADJUSTED EBITDA	$3,293	$2,196	$3,235	$3,918

	For the Twenty-Six Weeks Ended
	Q2 2010	Q2 2009
Net (loss) income	(20)	757
Income tax (benefit) expense	(133)	364
Interest expense (income) and investment (income), net	46	71
Loss on disposal/sale of property	205	184
Asset impairment	175	359
Depreciation and amortization	4,791	4,945
Share-based compensation	425	473

ADJUSTED EBITDA	$5,489	$7,153

The differences between adjusted EBITDA including costs incurred for the evaluation of strategic alternatives and GAAP net income for the 13 and 26-week periods ended June 27, 2010 are indicated as follows:

	For the Thirteen Weeks Ended
	Q1 2010	Q2 2010	Q1 2009	Q2 2009
Net income (loss)	367	(387)	245	512
Income tax expense (benefit)	162	(295)	150	214
Interest expense (income) and investment (income), net	30	16	33	38
Loss on disposal/sale of property	108	97	85	99
Asset impairment	-	175	-	359
Depreciation and amortization	2,416	2,375	2,496	2,449
Share-based compensation	210	215	226	247
Evaluation of strategic alternatives	170	1,134	-	-

ADJUSTED EBITDA including costs for evaluation of strategic alternatives	$3,463	$3,330	$3,235	$3,918

	For the Twenty-Six Weeks Ended
	Q2 2010	Q2 2009
Net (loss) income	(20)	757
Income tax (benefit) expense	(133)	364
Interest expense (income) and investment (income), net	46	71
Loss on disposal/sale of property	205	184
Asset impairment	175	359
Depreciation and amortization	4,791	4,945
Share-based compensation	425	473
Evaluation of strategic alternatives	1,304	-

ADJUSTED EBITDA including costs for evaluation of strategic alternatives	$6,793	$7,153

Management believes these non-GAAP financial measures provide important supplemental information to investors. These measures should be used in addition to, and in conjunction with, results presented in accordance with GAAP. These measures should not be relied upon to the exclusion of the company’s GAAP financial measures. The company strongly encourages investors to review its financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Conference Call Information

Rubio’s will not hold a conference call to discuss the merger transaction and financial results for the second quarter of 2010.

Cautions Regarding Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "believe," "intend," "expect," "may," "could," "would," "will," "should," "plan," "project," "contemplate," "anticipate," or similar statements, including that Mill Road Capital will acquire the outstanding shares of the company’s common stock (other than the shares held by Mill Road and its affiliates and certain shares held by Ralph Rubio) in a cash merger transaction pursuant to the terms of a definitive merger agreement for $8.70 per share. Because these statements reflect current views concerning future events, these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the merger due to the failure to satisfy the other conditions to completion of the merger; (3) the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (4) other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of Rubio’s filings with the Securities and Exchange Commission, or SEC. In addition, the company’s actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond the company’s control, including, among others, the company’s comparable store sales results and revenues, the adverse effect the significant downturn in the economy has on the spending and dining out frequency of the company’s customers, the company’s ability to manage its product, labor expenses and other restaurant costs, the costs associated with recent healthcare reform legislation, the results of the company’s evaluation of its strategic alternatives, the success of the company’s promotions, new product offerings and marketing strategies, the company’s ability to recruit and retain qualified personnel, adverse effects of weather and natural disasters, the adequacy of the company’s reserves related to closed stores or stores to be sold, increased depreciation or asset write downs, the company’s ability to manage ongoing and unanticipated costs, such as costs to comply with regulatory compliance and litigation costs, the company’s ability to implement a franchise strategy, the company’s ability to open additional restaurants in the coming periods that satisfy the company’s revenue objectives, the company’s ability to successfully resolve the company’s employment and securities class action lawsuits filed in California and Delaware and the effects of ever-increasing competition. These and other factors can be found in the company’s filings with the SEC including, without limitation, in the “Risk Factors” section of the company’s most recent Annual Report on Form 10-K and the “Legal Proceedings” section of its most recent Quarterly Report on Form 10-Q. The company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

Important Additional Information

All parties desiring details regarding the proposed transaction with Mill Road Capital are urged to review the definitive agreement, as amended, as filed with the SEC on Form 8-Ks dated May 9, 2010 and July 19, 2010, respectively, and are available on the SEC’s website at http://www.sec.gov. In connection with the proposed transaction, Rubio’s filed a definitive proxy statement with the SEC on July 21, 2010, as well as other documents regarding the proposed transaction, which are available on the SEC’s website at http://www.sec.gov. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER FILED DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Shareholders can obtain a free-of-charge copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Shareholders can also obtain a free-of-charge copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Rubio’s Restaurants, Inc., Attention:  Frank Henigman, 1902 Wright Place, Suite 300, Carlsbad, CA 92008, or from Rubio’s website, http://www.edocumentview.com/RUBO. Rubio’s and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from stockholders of Rubio’s in favor of the proposed transaction. Information regarding Rubio’s directors and executive officers as well as additional information regarding the interests of such participants are included in the definitive proxy statement and the other relevant documents filed with the SEC.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill(R). The first Rubio's was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and Rubio's uses canola oil with zero grams trans fat per serving. The menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex(R) offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 195 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at http://www.rubios.com.

Rubio’s Restaurants Contact

Company Contact:
Frank Henigman
Rubio's Restaurants, Inc.
Tel 760-929-8226
fhenigman@rubios.com

or

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Cody Slach
Tel 949-574-3860
info@liolios.com

RUBIO’S RESTAURANTS, INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009

RESTAURANT SALES	$48,476	$48,631	$95,184	$94,939
FRANCHISE AND LICENSING REVENUES	34	36	59	65
TOTAL REVENUES	48,510	48,667	95,243	95,004

COST OF SALES	12,426	12,933	24,287	25,406
RESTAURANT LABOR	15,777	15,692	31,444	30,944
RESTAURANT OCCUPANCY AND OTHER	12,503	11,848	23,936	23,143
GENERAL AND ADMINISTRATIVE EXPENSES	5,646	4,418	10,241	8,555
DEPRECIATION AND AMORTIZATION	2,375	2,449	4,791	4,945
PRE-OPENING EXPENSES	177	105	271	276
ASSET IMPAIRMENT	175	359	175	359
LOSS ON DISPOSAL/SALE OF PROPERTY	97	99	205	184

OPERATING (LOSS) INCOME	(666)	764	(107)	1,192
INTEREST (EXPENSE) INCOME AND INVESTMENT INCOME, NET	(16)	(38)	(46)	(71)

(LOSS) INCOME BEFORE INCOME TAXES	(682)	726	(153)	1,121
INCOME TAX (BENEFIT) EXPENSE	(295)	214	(133)	364

NET (LOSS) INCOME	$(387)	$512	$(20)	$757

BASIC EARNINGS DATA
EPS	$(0.04)	$0.05	$(0.00)	$0.08

AVERAGE SHARES OUTSTANDING	10,103	9,960	10,103	9,958

DILUTED EARNINGS DATA
EPS	$(0.04)	$0.05	$(0.00)	$0.08

AVERAGE SHARES OUTSTANDING	10,103	10,053	10,103	10,038

RUBIO’S RESTAURANTS, INC
OPERATING RESULTS AS A PERCENTAGE OF TOTAL REVENUES
 (unaudited)

	Percentage of Total Revenues		Percentage of Total Revenues
	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009

TOTAL REVENUES	100.0%	100.0%	100.0%	100.0%

COST OF SALES (1)	25.6%	26.6%	25.5%	26.8%
RESTAURANT LABOR (1)	32.5%	32.3%	33.0%	32.6%
RESTAURANT OCCUPANCY AND OTHER (1)	25.8%	24.4%	25.1%	24.4%
GENERAL AND ADMINISTRATIVE EXPENSES	11.6%	9.1%	10.8%	9.0%
DEPRECIATION AND AMORTIZATION	4.9%	5.0%	5.0%	5.2%
PRE-OPENING EXPENSES	0.4%	0.2%	0.3%	0.3%
ASSET IMPAIRMENT	0.4%	0.7%	0.2%	0.4%
LOSS ON DISPOSAL/SALE OF PROPERTY	0.2%	0.2%	0.2%	0.2%
OPERATING (LOSS) INCOME	-1.4%	1.6%	-0.1%	1.3%
INTEREST (EXPENSE) INCOME AND INVESTMENT INCOME, NET	0.0%	-0.1%	0.0%	-0.1%
(LOSS) INCOME BEFORE INCOME TAXES	-1.4%	1.5%	-0.2%	1.2%
INCOME TAX (BENEFIT) EXPENSE	-0.6%	0.4%	-0.1%	0.4%
NET (LOSS) INCOME	-0.8%	1.1%	0.0%	0.8%

(1) As a percentage of restaurant sales

RUBIO’S RESTAURANTS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 27, 2010	December 27, 2009

CASH AND SHORT-TERM INVESTMENTS	$9,473	$9,544
OTHER CURRENT ASSETS	8,876	9,505
PROPERTY - NET	44,974	43,086
OTHER ASSETS	13,466	12,566
TOTAL ASSETS	$76,789	$74,701

CURRENT LIABILITIES	$22,180	$20,947
OTHER LIABILITIES	7,051	6,599
STOCKHOLDERS' EQUITY	47,558	47,155
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$76,789	$74,701